   PruLife Custom Premier Variable Universal Life
         Prospectus Filing May 2007

           Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, and how charges against sub-account assets were deducted from annual investment returns of the sub-accounts

           Hypothetical Gross Annual Investment Return                                6.00%
           less          Arithmetic Average of
                         Total Contractual Porfolio Expenses            -             0.82%
           less          Guaranteed
                         Mortality and Expense Fee                      -             0.45%
                                                                               -------------
                                                                               -------------
           Fund Crediting Rate (Net Annual Investment Rate)             =             4.73%

   PruLife Custom Premier Variable Universal Life
         Prospectus Filing May 2007

   Male    Preferred     NonSmoker                   Level Death Benefit  (Type A)
Age:                  32                             CVAT
Face:            100,000                             Maximum Charges
TTR:                   0                             Assume Annual Payment of 1200 in all years
                                                     Hypothetical Annual Return of 6% Gross, 4.73% Net
Policy --- Year 5
                             (0a)          (0b)           (1)          (2)         (3)         (4)        (5)         (6)            (7)          (8)            (9)              (10)          (11)           (12)             (13)               (14)
                              BOP           BOP                                    Per         Per      Montly                      Total                       Total             EOP                          EOP              EOP                EOP
                           Contract        Accum        Premium    Per Policy    Premium      $1,000     Cost       Monthly       Contract     Surrender         Cash            Basic        Corridor       Corridor          Death              Accum
  Month        YEAR          Fund          Prems         Paid         Loads       Loads        Load     Of Ins      Interest        Fund        Charges       Surr Value           DB          Factor           DB            Benefits          Prems Paid

    1            5           2,478         5,300        1,200            10        162          13         15            13         3,492          457             3,035        100,000         4.08          14,248           100,000             6,521
    2            5           3,492         6,521             -           10          -          13         15            13         3,468          457             3,010        100,000         4.08          14,149           100,000             6,542
    3            5           3,468         6,542             -           10          -          13         15            13         3,443          457             2,986        100,000         4.08          14,049           100,000             6,564
    4            5           3,443         6,564             -           10          -          13         15            13         3,419          457             2,962        100,000         4.08          13,950           100,000             6,585
    5            5           3,419         6,585             -           10          -          13         15            13         3,394          457             2,937        100,000         4.08          13,849           100,000             6,607
    6            5           3,394         6,607             -           10          -          13         15            13         3,370          457             2,912        100,000         4.08          13,749           100,000             6,628
    7            5           3,370         6,628             -           10          -          13         15            13         3,345          457             2,888        100,000         4.08          13,648           100,000             6,650
    8            5           3,345         6,650             -           10          -          13         15            13         3,320          457             2,863        100,000         4.08          13,546           100,000             6,672
    9            5           3,320         6,672             -           10          -          13         15            13         3,295          457             2,838        100,000         4.08          13,445           100,000             6,694
    10           5           3,295         6,694             -           10          -          13         15            13         3,270          457             2,813        100,000         4.08          13,342           100,000             6,716
    11           5           3,270         6,716             -           10          -          13         15            12         3,245          457             2,788        100,000         4.08          13,240           100,000             6,738
                                                                                                                                                           -----------------                                              -----------------   ---------------
                                                                                                                                                           -----------------                                              -----------------   ---------------
    12           5           3,245         6,738             -           10          -          13         15            12         3,220          457             2,762        100,000         4.08          13,137           100,000             6,760
                                                                                                                                                           -----------------                                              -----------------   ---------------
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( 0a)      BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month

( 0b)      BOP Accum Prem - accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year

(1)       Premium paid  = 1200

(2)       Per Policy load = $10 per month.

(3)       Sales and Admin Load = 13.5% of premium paid

(4)       Per $1,000 load  -   $0.13 per month per 1,000 of insurance amount

(5)       Monthly Cost of Insurance - based on 1980 CSO Age Last Birthday Male NonSmoker

(6)       Monthly Interest -   interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=4.73% is the crediting interest rate.

(7)       Total Contract Fund   -  End of Period contract fund =  (0) + (1) - (2) - (3) - (4) - (5) +(6)

(8)       Surrender Charges =  Surrender Charge premium * Surrender Charge percentage where surrender charge premium = $847 and surrender charge percentage = 54% for the 5th policy year.

(9)       Total Cash Surr Value  = Cash Surrender Value corresponding to illustration year 5 = (7) - (8)

(10)       EOP Basic DB - End Of Period Death Benefit = face amount plus the contract fund or Accumulated Premiums , if applicable

(11)       Corridor factor  - cash value accumulation corridor factor for Male age 32 NonSmoker CVAT

(12)       EOP Corridor DB - End of Period Corridor Death Benefit = (11) * (7)

(13)       EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [ (10) , (12) ]

(14)       EOP Accum Prems Paid  - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5